EXHIBIT 10.5
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL
TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL
HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION,
AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).
NATURAL GAS LIQUIDS EXCHANGE AGREEMENT
By and Between
ONEOK HYDROCARBON, L.P.
and
ONEOK TEXAS FIELD SERVICES, L.P.
Dated: December 1, 2005

1

Section 21.5, No Partnership or Association	22
Section 21.6, No Commissions, Fees or Rebates	23
Section 21.7, Joint Action	23
Section 21.8, Safe Handling	23
Section 21.9., Processor’s Safety Regulations	23
Section 21.10., Use of Products	23

2

NATURAL GAS LIQUIDS EXCHANGE AGREEMENT
     THIS NATURAL GAS LIQUIDS EXCHANGE AGREEMENT (“Agreement”) is made on this 1st day of December, 2005 by and between ONEOK TEXAS FIELD SERVICES, L.P., a Texas limited partnership, Tulsa, Oklahoma, (“Customer”), and ONEOK HYDROCARBON, L.P., a Delaware limited liability company, Tulsa, Oklahoma (“Processor”).
     WHEREAS, Customer and its Affiliates (defined below) are in the business of producing and marketing NGLs (defined below), and Owns or Controls raw natural gas liquid production from various gas processing plants as hereinafter set forth; and
     WHEREAS, Customer wishes to exchange all NGLs Owned or Controlled by Customer and/or its Affiliates from such plants for Products (defined below).
     NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and other good and valuable consideration, Customer and Processor agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. In this Agreement, each of the terms set forth hereinafter shall have the meanings stated in this Section.
A.	“Adjusted Base Exchange Differential” shall have the meaning specified in Section 3.6 of this Agreement.

B.	“Affiliate” of a corporation, partnership, company, or other business enterprise or entity (collectively “Person”) means a Person which directly or indirectly controls, is controlled by, or is under common control with such Person. As used herein, the term “control” (including its derivatives and similar terms) means (i) owning, directly or indirectly, at least fifty percent (50%) of the voting rights attributable to the outstanding shares of the controlled Person if such voting rights confer upon the shareholder the power, directly or indirectly, to direct, or cause to be directed, the management and policies of the controlled Person, or (ii) with respect to a Person that is not a corporation, having the power, directly or indirectly, to direct, or cause to be directed, the management and policies of the controlled Person through the ownership of voting securities, other ownership interests, by contract, or otherwise.

C.	“Alternative Term” shall have the meaning specified in Section 2.1 of this Agreement.

D.	“Barrel” shall be forty-two U.S. Gallons.

E.	“Base Exchange Differential” shall have the meaning specified in Section 3.6 of this Agreement.

F.	“CO2” shall have the meaning specified in Section 3.7 of this Agreement.

G.	“CO2 Content” shall have the meaning specified in Section 3.7 of this Agreement.

H.	“Contract Year” shall be each twelve (12) Month period during the term hereof ending on June 30, provided that the first such period shall commence on the Effective Date and end on June 30, 2006, and each subsequent period thereafter through the term of this Agreement shall be for a full twelve (12) Months, including any renewal terms.

I.	“Controlled” means, when referring to NGLs, NGLs that Customer or its Affiliates, as the case may be, has the right, directly or indirectly, to have fractionated or exchanged into Products.

J.	“Current Linefill Requirement” shall have the meaning specified in Section 3.4 of this Agreement.

K.	“Day” shall be a period of twenty-four (24) consecutive hours commencing at 7:00 A.M. Central Time.

L.	“Dedicated Plants” or “Dedicated Plant” shall have the meanings specified in Section 3.1 of this Agreement.

M.	“Delivery Point” or “Delivery Points” shall have the meaning specified in Section 3.3 of this Agreement.

N.	“Effective Date” shall have the same meaning as the term “Closing Date” in that certain Agreement and Plan of Merger by and among ONEOK Field Services Company, ONEOK Field Services Holdings, L.L.C., Eagle Rock Gas Gathering & Processing, Ltd., and Eagle Rock Field Services, L.P.

O.	“Exchange Point” and “Exchange Points” shall have the meanings specified in Section 3.5 of this Agreement.

P.	“Force Majeure” shall have the meaning specified in Section 16.2 of this Agreement.

Q.	“Fractionator” shall mean Processor’s fractionation facilities located at or near Medford, Oklahoma.

R.	“Fuel Gas Cost” as used in Article III, shall mean the sum of (i) and (ii) below:
(i).	The price of natural gas for the Month prior to the Month in question obtained by referencing the Williams Natural Gas Index, Texas, Oklahoma, Kansas, as published in Inside F.E.R.C.’s Gas Market Report (McGraw-Hill Inc.); and,

(ii).	The maximum transportation rate (including fuel and loss) for natural gas delivered to Medford, Oklahoma (or the nearest point thereto served by the pipeline at issue), for the Month prior to the Month in question, obtained by referencing the maximum transportation rate to such destination for the Williams Pipeline. The maximum transportation rate referred to in this paragraph shall be obtained from the Williams Pipeline approved natural gas tariff.

If the Inside F.E.R.C.’s Gas Market Report, or its successor publication, ceases to be published, or if it ceases to publish the above described index, then the price(s) shall, if available, be obtained from an alternative industry publication (private or government) which publishes the same pricing information. If the above index prices are no longer available, then Processor and Customer shall, within sixty (60) Days of the first Day of the Month that the cessation occurred, agree upon an alternative pricing mechanism which will reflect the fair market price of natural gas utilized as fuel in Processor’s Fractionator. The alternative pricing mechanism agreed upon shall apply retroactively to the first Day of the Month that the posting terminated. If the parties cannot agree upon an alternate pricing mechanism within the period stipulated above, then the issue of how to determine the fair market price of natural gas utilized as fuel in Processor Fractionator shall be submitted to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

S.	“Gallon” shall be a U.S. Gallon of 231 cubic inches of liquid corrected for temperature to sixty degrees (60°) Fahrenheit, and at the equivalent vapor pressure of the liquid.

T.	“Gas Producers” shall mean corporations, partnerships, companies, or other business enterprises or entities that supply natural gas to the Dedicated Plant(s) at issue for the extraction of NGLs therefrom. A “Gas Producer” at a particular Dedicated Plant shall not be deemed a “Gas Producer” at other Dedicated Plants unless the “Gas Producer” actually delivers natural gas for processing in the other Dedicated Plant in question.

U.	“High CO2 NGLs” shall have the meaning specified in Section 3.7 of this Agreement.

V.	“Linefill” shall have the meaning specified in Section 3.4 of this Agreement.

W.	“Location A” shall have the meaning specified in Section 3.5 of this Agreement.

X.	“Location B” shall have the meaning specified in Section 3.5 of this Agreement.

Y.	“Location C” shall have the meaning specified in Section 3.5 of this Agreement.

Z.	“Location D” shall have the meaning specified in Section 3.5 of this Agreement.

AA.	“Material Variance” shall have the meaning specified in Section 3.5 of this Agreement.

BB.	“Month” shall be a period of time commencing on the first Day of a calendar Month, and ending on the first Day of the next calendar Month.

CC.	“NGLs” shall mean the mixture of liquid hydrocarbons and non-hydrocarbon components that are condensed, and/or absorbed from or separated out of gas currently and subsequently processed in the Dedicated Plant(s). NGLs shall not include field condensate recovered in gas gathering systems, unless and until Processor delivers written notice to Customer stating that it is able and willing to exchange such condensate from any one or more of the Dedicated Plants pursuant to the terms of this Agreement, and upon delivery of such notice, NGLs shall include all condensate delivered from such Dedicated Plants. As used herein, “condensate” means liquid hydrocarbons that separate from natural gas due to temperature and/or pressure changes upstream of a gas plant.

DD.	“Option Term” shall have the meaning specified in Section 2.1 of this Agreement.

EE.	“Owned” or “Owns” means, when referring to NGLs, NGLs to which Customer or its Affiliates, as the case may be, have title.

FF.	“Products” shall be fractionated NGLs, consisting of E/P, HD5 propane, I-Grade isobutane, D-Grade normal butane and M-Grade 14# Reid Vapor Pressure (RVP) natural gasoline, in conformity with the specifications attached hereto as Exhibits A, B, C, D, and E, respectively. HD5 propane, I-Grade isobutane, D-Grade normal butane, and M-Grade 14# RVP natural gasoline may be referred to herein as “Propane Plus”, or as “C3+”.

GG.	“Quality Adjustment Fee” shall have the meaning specified in Section 3.7 of this Agreement.

HH.	“Take-In-Kind-Rights” shall mean the right of a Gas Producer to receive, and the obligation of Customer to deliver, at or near the tailgate of the Dedicated Plant in question, the NGLs extracted from natural gas owned and delivered by such Gas Producer to the Dedicated Plant at issue.

II.	“Year” shall be a period of three hundred sixty-five (365) consecutive Days; provided, however, that any Year which contains three hundred sixty-six (366) consecutive Days shall also constitute one “Year.”
ARTICLE II
TERM
     Section 2.1 Term. This Agreement shall be effective as of the Effective Date and shall continue in full force and effect through (**) (the “Primary Term”), and (a) the effectiveness may be extended until (**) (the “Option Term”) in accordance with the terms and conditions contained herein, if the Processor and Customer mutually agree to such Option Term and such agreement is evidenced by a writing signed by both Processor and Customer, or (b), if the Option Term is not agreed upon, the effectiveness will be extended (the “Alternative Term”) upon other terms and conditions to be negotiated in good faith by Processor and Customer prior to the expiration of the Primary Term; provided that such negotiations (i) shall be conducted exclusively between Processor and Customer, (ii) shall be based on and take into account Processor’s costs, overhead, and capital expenditures required to continue performance hereunder, and (iii) shall provide Processor with a rate of return based on the greater of Processor’s historical rates of return under this Agreement or twelve percent after taxes. If the parties hereto have not agreed to the Option Term at least ninety (90) Days prior to the conclusion of the Primary Term, they shall promptly enter into good faith negotiations to determine the Alternative Term, and shall use commercially reasonable efforts to agree upon an Alternative Term prior to the expiration of the Primary Term. This Agreement shall continue in full force and effect after the Option Term or Alternative Term, as applicable, from Contract Year to Contract Year unless or until terminated either by Customer or Processor upon ninety (90) Days advance written notice to the other party hereto specifying a termination date at the end of the Option Term or Alternative Term, as applicable, or of any Contract Year thereafter.

ARTICLE III
QUANTITY, DELIVERY OF NGLS, EXCHANGE OF PRODUCTS, EXCHANGE DIFFERENTIALS
     Section 3.1 Dedicated Plants.
A.	Subject to the provisions herein, Customer shall deliver to Processor all of the NGLs that Customer or its Affiliates Own or Control from the following plants (hereinafter the “Dedicated Plants”), such volume of NGLs from each Dedicated Plant estimated to be the following (the “Estimated Production”):

Dedicated Plants	BPD
Arrington	2,000
Canadian	2,200
Cargray	3,000
Kingsmill/Gray	2,500
Lefors	2,200
Stinnett	3,000

Total:	14,900
B.	Notwithstanding the foregoing provisions of this Section, Customer may elect to exempt from delivery hereunder any Propane extracted and fractionated at the Cargray Plant, and sold by Customer at the tailgate of such Plant.

C.	Except as otherwise provided herein, and except for any Take-In-Kind Rights that the Gas Producers have or may have, it is understood and agreed that Customer shall not enter into any agreement that would call for or allow any NGLs Owned or Controlled by Customer or its Affiliates to be marketed by a party other than Customer unless that party agrees in writing that all such NGLs shall be subject to this Agreement for its remaining term, including any extensions or renewals of this Agreement pursuant to the terms hereof. Subject to Article XVIII, ASSIGNMENT, this Agreement shall not be construed to limit or otherwise constrain Customer’s right to grant Take-In-Kind Rights to the Gas Producers. Customer shall exercise commercially reasonable efforts to continue to Own or Control NGLs which are Owned or Controlled at the time this Agreement is entered into or which it may subsequently Own or Control during the term of this Agreement.
     Section 3.2 Deliveries, Receipts.
A.	Subject to the following provisions, Processor shall accept the NGLs from Customer tendered hereunder during the term of this Agreement. Although it is the intention of both parties to this Agreement for Processor to receive, and Customer to deliver, the entire production of NGLs from the Dedicated Plants, notwithstanding anything herein however, Processor shall not be required to accept NGLs in excess of 110% of the Estimated Production from any Dedicated Plant if such excess volumes are not economical for Processor to accept and fractionate, in Processor’s sole discretion, and Processor provides written notice of such determination to Customer. If Customer provides notice to Processor of its desire to amend this Agreement to adjust the Estimated Production during the term of this Agreement, Processor shall not unreasonably refuse such request. If Processor refuses to so amend this Agreement, then upon thirty (30) days notice to Processor, Customer shall have the right to terminate this Agreement with respect to only the volume of NGLs actually produced from such Dedicated Plant(s) which is in excess of 110% of the then-effective Estimated Production for such Dedicated Plant(s).
B.	If, for any period of one hundred and eighty (180) consecutive Days (commencing on or after one (1) Year following the Effective Date), Customer fails to deliver at least ninety percent (90%) of the then-effective Estimated Production from any Dedicated Plant (excluding periods of Force Majeure), then Processor shall have the right, within thirty (30) Days immediately after the expiration of such 180 consecutive Day period, by providing written notice to Customer, to reduce the then-effective Estimated Production to the average daily NGL volume actually delivered from the Dedicated Plant at issue during such 180 consecutive Day period (excluding periods of Force Majeure). Such reduction is to be effective as of the date of Processor’s notice. If the volume of Customer’s NGLs available to be delivered hereunder from a particular Dedicated Plant or Dedicated Plants increases to a level which is in excess of the then-effective Estimated Production, then Customer may request an increase in the then-effective Estimated Production to the volume of NGLs Customer estimates to be available from a Dedicated Plant or Dedicated Plants, which such request will be in writing and detail the basis for the increase or anticipated increase in the NGL volume. Processor shall respond, in writing, to Customer’s request within fifteen (15) Days of Processor’s receipt of Customer’s request. If Processor declines to increase the then-effective Estimated Production applicable to a particular Dedicated Plant or Dedicated Plants then upon thirty (30) days notice to Processor, Customer shall have the right to terminate this Agreement with respect to only the volume of NGLs actually produced from such Dedicated Plant(s) which is in excess of 110% of the then-effective Estimated Production of such Dedicated Plant(s).
C.	Processor recognizes that, from time to time, Customer, by virtue of its agreements with owners of a Dedicated Plant(s), or otherwise may acquire title to or obtain the right under operating, processing or similar agreements to dispose of or market NGLs recovered from natural gas belonging to third parties not a party to this Agreement. To the extent Customer so acquires title or obtains such rights, and subject to the foregoing provisions of this Section, Customer agrees to deliver and Processor agrees to receive such NGLs under the terms and conditions of this Agreement. If any party other than Customer is entitled, under Customer’s agreement with such other party or otherwise, to have redelivered to it Products fractionated from such NGLs, Customer or its representative shall advise Processor each Month of the division of such Products among all such parties, and Processor shall be entitled to rely on such advice in making Product redeliveries, disbursements and accounting.
  Section 3.3 Customer’s Deliveries. Customer shall deliver, or cause to be delivered, the NGLs committed hereunder to the interconnection between Processor’s (or its Affiliate’s) facilities and each respective Dedicated Plant’s facilities (“Delivery Point”). Customer has installed or shall cause to be installed and shall operate or cause to be operated, at its cost and expense, any facilities or equipment necessary to deliver the NGLs from the Dedicated Plants to the Delivery Points. Customer shall use all reasonable efforts to deliver such NGLs to Processor at a consistent and continuous flow over a twenty-four (24) hour period, and Processor shall use all reasonable efforts to deliver Products at the Exchange Points at a consistent and continuous flow. Customer shall deliver the NGLs (i) at temperatures set forth in Exhibit “Y”, and (ii) at pressures sufficient to deliver the NGLs into Processor’s or its Affiliate’s facilities at the Delivery Points which shall be greater than or equal to 600 psig and less than 1440 psig. Processor shall exchange Products with Customer for the NGLs Processor receives at the applicable exchange differentials specified below.
     Section 3.4 Linefill, Product Volumes.
A.	“Linefill” shall mean a volume of Products equal to the daily mean of the volume of Products fractionated from NGLs produced at the Dedicated Plants, times seven (7).
B.	During the first Contract Year, Linefill shall be calculated using the 18 Month period immediately prior to the Effective Date as the basis for such calculation. During the first Contract Year, beginning on the Effective Date, Processor shall retain the first Barrels of Products otherwise deliverable to Customer pursuant to this Agreement until the Linefill requirement has been satisfied. After the Linefill requirement has been satisfied, Processor shall deliver all additional Products as required pursuant to the other terms and conditions of this Agreement.
C.	At the beginning of each succeeding Contract Year, the parties will calculate a then-current linefill requirement (the “Current Linefill Requirement”) for such Contract Year which shall mean the daily mean of the volume of Products fractionated from NGLs produced at the Dedicated Plants during the 12 Month period immediately prior to the Contract Year, times seven (7). Linefill will remain unchanged unless the calculation of the Current Linefill Requirement is at least twenty-five percent (25%) greater than, or at least twenty-five percent (25%) less than the Linefill (a “Material Variance”). In the event of a Material Variance then: i) the Linefill for the Contract Year under consideration will be adjusted to equal the Current Linefill Requirement and ii) Processor shall, over the three month period immediately following of the Contract Year under consideration, ratably redeliver on a daily basis or ratably withhold on a daily basis the volume of Products necessary to balance the imbalances of the Linefill provision of this exchange.
D.	At all times, Processor shall retain title to and possession of a volume of Linefill as security for Customer’s performance of its obligations herein. Except as provided for in both the immediately preceding and next sentences of this Section, Processor shall exchange with Customer, during the Month of delivery of NGLs by Customer, a number of Barrels of each Product calculated according to the number of Barrels of each hydrocarbon component contained in the NGLs delivered by Customer to Processor. For purposes of calculating the amount of Products to be exchanged with Customer hereunder, methane delivered up to the limits set forth in Exhibit “Y” shall be deemed to be ethane, but no credit will be given anywhere for methane delivered in excess of the limits set forth in Exhibit “Y”, or for carbon dioxide or other non-hydrocarbon components contained in the NGLs delivered to Processor. Upon termination of this Agreement, and provided that Customer has performed all of its obligations herein, Processor shall return and deliver Linefill to Customer after ninety days from the date that Customer has performed all of its obligations herein.

     Section 3.5 Exchange Points. Subject to the other provisions of this Agreement, Processor shall exchange Products with Customer at the following destinations (collectively referred to as the “Exchange Points” or individually as an “Exchange Point”) as designated from time to time by Customer, as set forth below:
MAPCO/Koch Junction 306, Conway, Kansas (“Location A”);
Inlet Flange, Enterprise, Mont Belvieu, Texas or the Inlet Flange, Dynegy Midstream Services, Limited Partnership, Mont Belvieu, Texas, as mutually agreed between Customer and Processor (“Location B”); and/or
Kinder Morgan/Koch Junction, Reno County, Kansas (“Location C”).
Texaco Delivery Point, Conway, Kansas (“Location D”)
A.	Fifty percent (50%) of the E/P attributable to all the Dedicated Plants shall be delivered by Processor to Customer at Location B each Month. The remainder shall be delivered to Location A. Notwithstanding, however, Customer shall have the right to request delivery of the lesser of: i) 26,000 barrels or ii) 50% of E/P attributable to all the Dedicated Plants at Location C. Such request from Customer must be in writing, be received at least ten (10) Days prior to the beginning of each Month’s redeliveries, and shall contain the volume so requested.
B.	The C3+ attributable to all the Dedicated Plants shall be delivered by Processor to Customer at Location A, C and/or Location D as designated by Customer. Customer shall advise Processor in writing of the desired Exchange Point for the C3+ due Customer at least ten (10) Days prior to the beginning of each Month’s redeliveries. Customer may elect to have part of a Product constituting C3+ delivered to Location A, and the remainder of such Product constituting C3+ to Location D and/or C. Notwithstanding anything to the contrary contained herein, Customer may not: i) nominate C3+ Products other than Iso Butane and Natural Gasoline to Location D; ii) nominate in any Month more than 39,000 Barrels of Iso Butane; and iii) nominate in any Month more than 39,000 Barrels of Natural Gasoline.
C.	During and after the Option Term, if applicable, Location B shall not be available as an Exchange Point, and Processor shall have no obligation to make deliveries of any kind at Location B after the Primary Term.

     Section 3.6 Exchange Differential. For each Gallon of NGLs delivered to Processor, Customer shall pay Processor an exchange differential (“Base Exchange Differential”) as set forth below and as adjusted pursuant to Subsection 3.6.B below:

Base Exchange
	Originating		Differential,
Exchange Point Location	Dedicated Plant	Product	$/Gal.
Location “A”, MAPCO/Koch Junction 306, Conway, Kansas	All	C3+, E/P	$	(**)	*

Location “B”, Enterprise, Mont Belvieu, TX; or Dynegy, Mont Belvieu, TX.	All	E/P	$	(**)

Location “C”, Kinder Morgan/Koch Junction, Reno County, Kansas	All	E/P, C3+	$	(**)	*

Location “D”, Texaco Delivery Point, Conway, Kansas	All	IC4 & C5	$	(**)	*

*	Each applicable Base Exchange Differential shall be increased by $0.007 per Gallon after the Primary Term, such increase to be applicable during and after the Option Term, if applicable.
A.	In addition to any other fees and charges due hereunder, the parties agree that if any third party charges a fee for receiving Products (whether in connecting pipelines or in storage facilities), Customer shall pay such charges either by: i) reimbursing Processor therefor, or ii) paying such charges directly to such third party; with i) or ii) being at Processor’s option.

B.	Adjustment to Base Exchange Differential.
(i)	Fuel Gas Adjustment. The Base Exchange Differential shall be adjusted at the beginning of each Month commencing with the Month of initial deliveries hereunder by an amount attributable to the change in Processor’s Fuel Gas Cost incurred during the Month prior to the Month in question, and compared to the Base Rate, all as more fully described in Appendix 1 hereto, and using the Efficiency Levels set forth therein. The Base Rate for actual Fuel Gas Costs shall equal the amount set forth in Appendix 1.

(ii)	Electrical Adjustment. The Base Exchange Differential shall be adjusted at the beginning of each Month commencing with the Month of initial deliveries hereunder by an amount attributable to the change in Processor’s actual electrical power costs, for the Fractionator and Processor’s gathering system connected to the Fractionator, incurred during the Month prior to the Month in question, and compared to the Base Rate, all as more fully described in Appendix 1 hereto. The Efficiency Levels and Base Rates for actual electrical power costs shall equal the amount set forth in Appendix 1.

(iii)	CPIU Adjustment. The Base Exchange Differential shall be adjusted at the beginning of each Contract Year by multiplying the Base Exchange Differential by a fraction, the numerator of which is the Consumer Price Index for All Urban Consumers (U.S. city average, all items, not seasonally adjusted, the “CPI”) for the last Month of the just concluded Contract Year, and the denominator of which is CPI for the last Month of the prior Contract Year. Notwithstanding the foregoing, if the CPI has declined from the prior Contract Year, then the adjustment provided for in the prior sentence shall not be performed.

(iv)	Adjusted Base Exchange Differential. The Base Exchange Differential, as adjusted in accordance with this Section, shall be referred to herein as the “Adjusted Base Exchange Differential.” Notwithstanding anything herein to the contrary, in no event shall such adjustments reduce the Adjusted Base Exchange Differential below the Base Exchange Differential. An example, for illustrative purposes only, of the above adjustments is attached as Appendix 1.
     Section 3.7 Quality Adjustment Fees. In addition to the Adjusted Base Exchange Differential specified above, Customer shall pay Processor the quality adjustment fees specified below.
A.	CO2 Quality Adjustment Fees. In addition to the Base Exchange Differential, as adjusted, Customer shall pay Processor a CO2 quality adjustment fee (“Non-S&P CO2 Quality Adjustment Fee”) for each Dedicated Plant as specified below in this Section 3.7.A (i). For purposes of determining the Non-S&P CO2 Quality Adjustment Fees for each plant, the term “CO2 Content” shall mean the liquid volume percentage ratio of the Carbon Dioxide (“CO2”) to the ethane contained in the NGLs delivered hereunder. As further specified in Exhibit “Y”, if Customer tenders NGLs to Processor with a CO2 Content of greater than two and one-half percent (2.5%) by liquid volume of the ethane (hereinafter referred to as “Non-S&P High CO2 NGLs”), Processor shall have the right to reject such Non-S&P High CO2 NGLs from any Dedicated Plant. In such event, Processor shall, as soon as reasonably possible, notify Customer of its election to reject such Non-S&P High CO2 NGLs. If Processor accepts Non-S&P High CO2 NGLs, no additional CO2 quality fees other than the fees set forth in this Section shall be charged to Customer. Failure of Processor to exercise its right to refuse Non-S&P High CO2 NGLs from time to time shall not constitute a waiver of said right with respect to future deliveries of Non-S&P High CO2 NGLs pursuant to this Agreement. In addition, Customer shall use reasonable efforts to notify Processor when they have or expect to produce or deliver Non-S&P High CO2 NGLs.

CO2 Quality Adjustment Fee, per Barrel of NGLs
CO2 Content	Delivered hereunder at the Delivery Point(s).
0.35% or less	No Fee
> 0.35%, but < 1.0%	$0.10*
1.0%, but < 2.5%	$0.50*
2.5% or more	$2.00*

*	Each applicable CO2 Quality Adjustment fee shall be increased by 1.3 times after the Primary Term, such increase to be applicable during and after the Option Term, if applicable.

B.	Excess Methane Quality Adjustment Fees. If the ratio of the methane to the ethane delivered hereunder in the NGLs is equal to or greater than two percent (2.0%) on a liquid volume basis, then Processor shall charge Customer or deduct from the payments due Customer hereunder an Excess Methane Quality Adjustment Fee equal to five cents ($0.05)* per Barrel of NGLs delivered at the Delivery Point at issue. As further specified in Exhibit Y, if Customer tenders NGLs to Processor with an methane to ethane ratio of 1.5% or more, Processor shall have no obligation to accept such NGLs.

*	The Excess Methane Quality Adjustment fee shall be increased by 1.3 times after the Primary Term, such increase to be applicable during and after the Option Term, if applicable.
     Section 3.8 Alternative Connections. Notwithstanding anything to the contrary contained herein, if any of the Dedicated Plants are shut down or the natural gas and NGLs previously being processed in such Dedicated Plant(s) are diverted to another gas plant(s) that is not a Dedicated Plant (“Non-dedicated Plant(s)”), Processor (or its Affiliate) shall have the right, at its option, to connect to the Non-dedicated Plant(s) in order to receive the NGLs Customer or its Affiliates Own or Control that would have otherwise been extracted at the Dedicated Plants. In the event of such a diversion, Customer shall, within thirty (30) Days prior to such diversion, notify Processor of the diversion. If Processor wishes to exercise its option, it shall so notify Customer, within thirty (30) Days of its receipt of Customer’s notice, of Processor’s intent (or its Affiliate’s) to so connect to the Non-dedicated Plant(s), and shall, at Processor’s (or its Affiliate’s) own cost and expense, connect the Non-dedicated Plant(s) as soon as is reasonably practicable, but in no event to exceed three hundred and sixty-five (365) days. Upon such connection, the NGLs Owned or Controlled by Customer or its Affiliates which were so diverted and are produced at such Non-dedicated Plant(s) shall be delivered under the terms and conditions of this Agreement. If Processor (or its Affiliate) does not so connect the Non-dedicated Plant(s) for delivery hereunder, the NGLs Owned or Controlled by Customer or its Affiliates which were diverted and are produced at such Non-dedicated Plant(s) shall be released from this Agreement. Provided, however, NGLs which are diverted to another gas plant connected and flowing NGLs to Processor or its Affiliate shall continue to be delivered hereunder pursuant to the terms and conditions of this Agreement. The interconnection between Processor’s, or its Affiliate’s, facilities and the Non-dedicated Plant(s) facilities shall be deemed an additional Delivery Point under this Agreement.
ARTICLE IV
STATEMENTS AND PAYMENTS
     Section 4.1 On a Monthly basis, Processor shall prepare and transmit to Customer an invoice reflecting exchange activity that describes receipts, deliveries, differentials, quality adjustment fees, and other charges due and owing for NGLs and Products exchanged hereunder. Customer shall pay the amount of the invoice within ten (10) Days after Customer’s receipt of such invoice. Such invoice shall be transmitted by electronic mail or facsimile from Processor to Customer. Said invoice shall be sent and be deemed received as set forth in Article VI below.

ARTICLE V
TERMINATION OF PRIOR AGREEMENTS
     Section 5.1 On the Effective Date, all previous contracts and agreements between Customer (and/or its Affiliates) and Processor (and/or its Affiliates) pertaining to the exchange of NGLs from the Dedicated Plants shall terminate with respect to such Dedicated Plants and be superseded by this Agreement.
ARTICLE VI
NOTICES
     Section 6.1 Notices, demands and statements shall be in writing, directed as follows:

Processor:	Customer:
ONEOK Hydrocarbon, L.P.	ONEOK Texas Field Services, L.P.

100 West Fifth Street	100 West Fifth Street
P.O. Box 871	Tulsa, Oklahoma 74103
Tulsa, Oklahoma 74102-0871
Attn:	Attn:
Telephone:	Telephone:
Fax:	Fax:
A.	Notices, demands, and statements shall be deemed received the Day after the Day of mailing if mailed by United States express or certified mail, return receipt requested, and in all other cases deemed received upon actual Day of delivery or, if transmitted by facsimile, on the Day the transmission is sent, if sent during normal business hours. Either party may change its address shown above by notifying the other party, in writing, of such change.
ARTICLE VII
GENERAL
     Section 7.1 The provisions of the attached Appendix 1, Exhibits A, B, C, D, E, and Y are hereby incorporated in and made a part of this Agreement.
ARTICLE VIII
MEASUREMENT, SAMPLING AND ANALYSIS
     Section 8.1 The NGLs delivered hereunder shall be measured on a mass basis by means of mass measurement stations equipped with a turbine-type liquid meter(s), continuous composite sampler gated proportional to flow, a pressure transmitter, vibrating element densitometer, on-line flow computer, a back pressure controller, and a temperature transmitter, all generally accepted in the industry, and installed or caused to be installed and operated by Processor or Processor’s designee, at Processor’s expense; however, Customer, at Customer’s costs and expense, shall provide any necessary electrical power to operate such meter, sampler, transmitter, and any other concomitant equipment related to the measurement facility. The measurement facilities shall be capable of measuring the volume of NGLs delivered hereunder up to 1,440 psig. If at any time during the term hereof a new method or technique is developed with respect to liquid measurement, such new method or technique may be substituted for the methods set forth in this Agreement if mutually agreed upon by the parties. Mass measurement stations shall be installed, maintained, operated, and calibrated, and the mass of the hydrocarbon streams calculated, in accordance with the latest edition of the American Petroleum Institute (API) Manual of Petroleum Measurement Standards and the latest edition of the Gas Processors Association (GPA) Standards including, but not limited to the following:
•	API Chapter 1, Vocabulary;

•	API Chapter 4, Proving Systems: Section 2-Conventional Pipe Provers; Section 3-Small Volume Provers;

•	API Chapter 5, Metering: Section 3-Measurement of Liquid Hydrocarbon by Turbine Meters; Section 4-Accessory Equipment for Liquid Meters;

•	API Chapter 14, Natural Gas Fluids Measurement: Section 6-Continuous Density Measurement; Section 7-Mass Measurement of Natural Gas Liquids; Section 8-Liquefied Petroleum Gas Measurement;

•	GPA Standard 8182-Tentative Standard for the Mass Measurement of Natural Gas Liquids;

•	GPA Standard 2174-Obtaining Liquid Hydrocarbon Samples for Analysis by Gas Chromatography;

•	GPA Standard 2177-Analysis of Demethanized Hydrocarbon Liquid Mixtures Containing Nitrogen and Carbon Dioxide by Gas Chromatography;

•	GPA Standard 2186-Tentative Method for the Extended Analysis of Hydrocarbon Liquid Mixtures Containing Nitrogen and Carbon Dioxide by Temperature Programmed Gas Chromatography;

•	GPA Standard 2145-Physical Constants for Paraffin Hydrocarbons and Other Components of Natural Gas;

•	GPA Standard 8173-Method for Converting Mass Natural Gas Liquids and Vapors to Equivalent Liquid Volumes. (English Units.)

•	GPA TP-17-Table of Physical Properties of Hydrocarbons for Extended Analysis of Natural Gases.
     Section 8.2 Customer, or its representative, may, at its option and expense, install and maintain check measurement equipment, which shall not interfere with the use of Processor’s measurement equipment, or that of its designee, and which installation and operation of such equipment shall also not interfere with the flow of NGLs or other natural gas liquids through Processor’s fractionation facility of other facilities. Customer, or its representative, shall have access during normal business hours to observe the equipment of Processor’s measurement stations, or that of Processor’s designees, but the reading, calibrating and adjusting thereof shall be done only by the employees, agents, representatives, or designees of Processor. Similarly, should Customer exercise its option to install check measurement equipment, Customer will comply with all directions of Processor relative to environmental, health and safety while on the premises of Processor’s fractionation, or other, facilities. Processor shall have access at all reasonable times to the check measuring equipment, but the reading, calibrating and adjusting thereof shall be done only by the employees, agents, or representatives of Customer. Customer may also install, at its sole option and its sole cost and expense, equipment that will receive electronic information generated by Processor’s on-line flow computer. The electronic information may be either electronic analog or streaming digital. Such electronic information obtained by Customer may be used for internal business purposes only. Customer’s equipment will not interfere with, and will be sufficiently isolated to protect, Processor’s equipment. Processor may also install, at its sole option and at its sole cost and expense, equipment that will receive electronic information generated by Customer’s on-line analyzer (Gas Chromatograph used for the analysis of demethanized liquid hydrocarbon). The electronic information may be either electronic analog or streaming digital. Processor’s equipment will not interfere with, and will be sufficiently isolated to protect, Customer’s equipment. Such electronic information obtained by Processor may be used for internal business purposes only.
     Section 8.3 Meter tickets shall be written once at the end of the accounting period. Processor, or its designee, shall promptly provide Customer a copy of each such meter ticket. On a scheduled Day of each Month, or at other mutually agreeable intervals, Processor, or Processor’s designee, shall test and verify the accuracy of its measurement equipment in accordance with the appropriate above-referenced standards. Processor, or its designee, shall give Customer notice of the date and time of each such test sufficiently in advance to permit Customer to have a representative present to witness such test. Processor or its designee shall promptly provide Customer a copy of each test result. If either party to this Agreement shall notify the other party that it desires a special test of the measurement equipment, the parties shall cooperate to secure a prompt verification of such equipment.
     Section 8.4 Meter and Density Factor Deviation. The determined meter and density factors shall be applied to the daily registered volume and mass for that measurement station until the next applicable correction is determined. If any test shows the meter or density factor is not in error more than 0.25%, such equipment will be considered as correct; but such equipment or correction factors will be properly adjusted at once to zero error. If any test shows the meter or densitometer factor then in use, are in error by more than 0.25% but less than 0.50%, it shall be the decision of the concerned field personnel as to the scope and corrective action taken towards the repair of the equipment, if any. Deviation of factor(s) greater than 0.50% will not be acceptable and Processor shall proceed with diligence to effect the required maintenance, repairs or replacement. If any test shows the meter or densitometer is not in error more than a total of one-quarter of one percent (0.25%), previous readings of such equipment will be considered as correct; but such equipment or correction factors will be properly adjusted at once to zero error.
     Section 8.4.1 Volume Adjustments. If any test shows the meter or densitometer factor then in use is in error by more than one-quarter of one percent (0.25%), such equipment or correction factor will be properly adjusted at once to zero error and the previous readings of such equipment will be corrected for any prior period of inaccuracy which is known definitely or agreed upon. For any error not known or agreed upon for the period in which the equipment was inaccurate or out of service, the volume of NGLs shall be determined by the first of the following methods that is applicable:
A.	Using measurements from accurate check meters which were in operation during the period to be corrected;

B.	by correcting the error if the percentage of error is ascertainable by calibration test or calculation; or

C.	by a method to be agreed upon by both parties.
The correction shall be retroactive for one-half (1/2) of the period affected, but not to exceed 16 Days.
     Section 8.5 NGLs delivered by truck, if any, shall be measured by Processor’s scales, or that of its designee. Scales must be designed and calibrated in accordance with Industry standard GPA 8186 (latest edition) — Measurement of Liquid Hydrocarbons by Truck Scale. Volumes shall be calculated in accordance with API 14.7 — Mass Measurement of Natural Gas Liquids.
     Section 8.6 The automatic flow proportional sampling equipment installed at the Delivery Points shall be operated by Processor or that of its designee, and shall be designed to accumulate a representative sample proportional to the flow of the NGLs passing through the measurement facilities, shall be designed to prevent Product vaporization, and shall be equipped with mixing facilities to eliminate any stratification. All sampling shall be conducted in accordance with GPA Standard 2174 (latest edition) — Obtaining Liquid Hydrocarbon Samples for Analysis by Gas Chromatography. The sampling equipment shall collect a liquid volume to be agreed during the sampling period. Processor or its designee shall fill sample transportation containers from the sampler, for subsequent analysis, at a mutually agreeable time. The number of samples to be taken may be changed by agreement in writing between Processor and Customer. Each sample collected shall be divided into three identical samples. One sample shall be shipped to Processor’s central laboratory in Medford, Oklahoma, for analysis. Such sample shall be analyzed in accordance with GPA Standard 2177 (latest edition) and Processor shall provide Customer a copy of the results of each such analysis within five (5) working Days from the end of the Month in which the production occurred. The molecular weight and pounds per Gallon of the hexane and heavier fraction shall be determined analytically in accordance with GPA Standard 2186 (latest edition). Customer may, at its option, analyze one of the remaining samples to verify the accuracy of Processor’s analysis. Unless contested by Customer, the analysis so determined by Processor shall be used as the official analysis for accounting purposes. The remaining sample shall be retained by Processor for a period of at least thirty (30) Days. If Customer and Processor are unable to mutually agree on the analysis, the retained sample shall be sent to a mutually agreeable independent laboratory for analysis. In the event the liquid volume percentage for any laboratory is less than ninety-five (95%) percent or more than one hundred five (105%) percent of the percentage determined by Processor for these same components, the commercial analysis shall be used rather than Processor’s analysis, and Processor shall bear the cost of the analysis conducted by the laboratory; otherwise, however, the analysis conducted by Processor shall be used exclusively and Customer shall bear the cost of the commercial laboratory’s analysis. In the event that a sample is not available for a particular period, the parties shall determine an analysis based on the most recent mutually accepted data.
     Section 8.7 Volumes of the NGLs delivered at the Delivery Point, and each component thereof, shall be calculated according to GPA Standard 8173 (latest edition).

ARTICLE IX
QUALITY
     Section 9.1 Customer shall deliver NGLs which (a) are merchantable, (b) meet Processor’s specifications as such specifications may change from time to time to meet pipeline and other downstream requirements, the most current of which are contained in Exhibit Y, and (c) are free from dust, free of entrained water, and other impurity, as determined by Processor, in its sole discretion. Processor shall have the right, but not the obligation, to modify such specifications to meet or conform to downstream pipeline or market revisions or requirements with thirty (30) Days prior notice to Customer. All NGLs shall be received subject to Processor’s inspection and rejection. If Processor determines Customer has delivered NGLs that have contaminated the common fungible stream, Processor may treat or otherwise dispose of the contaminated stream in any reasonable commercial manner at Customer’s sole cost and expense. Customer shall indemnify, reimburse and hold Processor harmless from and against all claims, penalties, treating or blending fees, losses, costs, expenses, liabilities or damages of any kind or nature (including reasonable attorney’s fees and court costs associated therewith) (collectively “Losses”) arising out of or related to Customer’s delivery to Processor of NGLs not meeting the aforementioned quality standards and/or specifications on Exhibit “Y”.
     Section 9.2 All NGLs shall be received subject to Processor’s (i) inspection, and (ii) rejection if such NGLs fail to meet the quality specifications of this Agreement. Failure of Processor to exercise its right of rejection from time to time shall not constitute a waiver of said right with respect to future deliveries of NGLs pursuant to this Agreement.
     Section 9.3 All Products shall be redelivered subject to Customer’s (i) inspection, and (ii) rejection if such Products fail to meet the quality specifications of this Agreement. Failure of Customer to exercise its right of rejection from time to time shall not constitute a waiver of said right with respect to future redeliveries of Products pursuant to this Agreement.
ARTICLE X
RECORDS
     Section 10.1 All accounting records and documents related to this Agreement prepared by either party shall be retained for a period of not less than two (2) Years from the end of each Contract Year during which such record and documents originate. As a condition precedent to either party’s right to challenge the correctness of any invoice or payment under this Agreement, the challenging party must, within two (2) Years following the end of each Contract Year in which any such invoice was received by Customer or payment was made by a party, whichever is later, notify the other party in writing of the basis for such challenge. With respect to all invoices or payments for which such notice is not timely given, such invoices and payments shall conclusively be presumed correct.
     Section 10.2 Subject to Section 10.1 above and upon providing fifteen (15) Days written notice to the other party, each party shall have the right at mutually agreeable and reasonable hours to examine copies of relevant portions of the books and records of the other to the extent necessary to verify the accuracy of charges made, and volumes allocated hereunder. Any costs associated with such examination shall be at the sole expense of the party requesting such examination. Except as required by law or to enforce its rights under this Agreement, each party agrees not to divulge any of its findings resulting from such examination to any other person, firm, corporation or other entity, other than the parties to this Agreement. Each party agrees to (i) be responsible for enforcing the confidentiality of such examination and of this Agreement, and (ii) to take such action as necessary to prevent any disclosure by any of its agents, consultants, or employees. In the event a party is compelled by legal process to disclose any of such information, such party shall (i) provide the other party with timely notice of such legal process so that such party may seek a protective order or other appropriate remedy, (ii) furnish only that portion of the information to which the compelling party is legally entitled, and (iii) make reasonable efforts to protect the confidential nature of the information furnished.
ARTICLE XI
CUSTODY AND TITLE
     Section 11.1 Possession, title, and risk of loss to the NGLs shall pass from Customer to Processor and vest in Processor at the inlet flange connection at the Delivery Point(s) and possession , title, and risk of loss to the Products shall pass from Processor to Customer and vest in Customer at the inlet flange connection at the Exchange Point(s). Upon receipt of the NGLs or Products, as the case may be, the receiving party will be deemed to have exclusive ownership and control of said NGLs or Product and shall be responsible for any injuries or damages caused thereby.
ARTICLE XII
WARRANTIES, INDEMNIFICATION
     Section 12.1 Customer warrants merchantable title to the NGLs delivered to Processor hereunder and the right to exchange the same pursuant to this Agreement, and further warrants that all such NGLs are, at the time of delivery, free from all and charges, liens, encumbrances, defects and adverse claims. Customer agrees to indemnify and hold Processor harmless from and against any and all claims, causes of action, judgments or liabilities brought by or awarded to third parties arising out of or connected with any allegation that Customer or its Affiliate did not have title or the authority to exchange and convey title to the same or to cause such NGLs to be fractionated and redelivered hereunder. Said indemnity includes payments of reasonable attorney’s fees and expenses incurred in defense of said claims or causes of action. Said indemnity shall survive the expiration or termination of this Agreement.
     Section 12.2 Processor warrants title to the Products redelivered to Customer hereunder and the right to exchange the same pursuant to this Agreement, and further warrants that all such Products are, at the time of redelivery, free from all charges, liens, encumbrances, defects and adverse claims, except to the extent that Processor may breach its warranty of title by reason of Customer breaching its warranty of title at paragraph 12.1 with respect to NGLs actually delivered to Processor. Processor agrees to indemnify and hold Customer harmless from and against any and all claims, causes of action, judgments or liabilities brought by or awarded to third parties arising out of or connected with any allegation that Processor or its Affiliate did not have title or the authority to exchange and convey title to the same or to cause such Products to be redelivered hereunder. Said indemnity includes payments of reasonable attorney’s fees and expenses incurred in defense of said claims or causes of action. Said indemnity shall survive the expiration or termination of this Agreement.

     Section 12.3 Processor and Customer each assume liability for and shall indemnify, defend and hold harmless the other party, and that party’s partners and Affiliates, and their officers, employees, and agents, from and against all liability, loss, claims, strict liability claims, demands, lawsuits, judgments, orders, penalties, expenses (including but not limited to reasonable attorneys’ fees), costs, and causes of action (collectively referred to as “Claims”) asserted by any person or entity (including but not limited to the employees of either Customer or Processor) for personal injury or death, for compliance with environmental laws, regulations, orders, or guidelines, or for loss or damage to property, arising from or relating to, or claimed to arise from or relate to, the activities of the indemnifying party pursuant to this Agreement, but only to the extent that such Claims are caused by the negligence or willful misconduct of the indemnifying party or its agents or contractors.
ARTICLE XIII
TAXES
     Section 13.1 Customer shall assume liability for, and pay all taxes, including all new taxes or increases in existing taxes including excise taxes (but excluding net income, excess profits, or corporate franchise taxes) imposed by any governmental authority upon the processing, severance, manufacture, sale, use, delivery, or receipt of the NGLs delivered or Products received. If Customer is exempt from the payment of such taxes, fees or other charges, Customer shall furnish Processor proper exemption certificates to cover the NGLs delivered or Products received hereunder. Customer agrees to indemnify and hold Processor harmless from and against any and all claims, causes of action, proceedings, judgments, interest, penalties, fees or other liabilities brought by or awarded to third parties arising out of or connected with any taxes to be paid by Customer pursuant to this Section. Said indemnity includes payments of reasonable attorney’s fees and expenses incurred in defense of said claims, proceedings or causes of action.
     Section 13.2 Without limiting anything in Section 13.1 and for further clarification of Section 13.1, with respect to the Superfund Petroleum tax imposed on natural gasoline, Customer hereby agrees to reimburse Processor if, and to the extent, such tax is levied against the delivery of natural gasoline pursuant to this Agreement.
ARTICLE XIV
REMEDIES FOR BREACH
     Section 14.1 If Customer is late in making any payment due hereunder, Processor may charge Customer, and Customer shall pay, interest on late payments from the due date to the date of payment in full at a rate equal to the then-current one-month LIBOR rate (as reported in the Wall Street Journal), plus 1% per annum until Processor receives payment from Customer; provided, however, such interest rate shall not exceed the maximum lawful rate permitted by applicable law.

     Section 14.2 If Customer disputes an invoiced amount, Customer shall nevertheless pay the undisputed portion of the invoice on a timely basis, as set forth in Article IV, STATEMENTS AND PAYMENTS. Except for the portion of any invoice disputed in good faith by Customer, if Customer has not remedied late payments to the reasonable satisfaction of Processor within thirty (30) Days of receipt of written notice from Processor to do so, Processor may in addition to other remedies it may have at law or herein, and at its option, upon thirty (30) Days advance written notice to Customer, terminate this Agreement. The election by Processor of any of the courses of action hereto shall in no way limit any other remedies available to Processor in law or in equity.
     Section 14.3 If either party shall:
A.	Voluntarily petition under or otherwise seek the benefit of any bankruptcy, reorganization, arrangement or insolvency law; or
B.	Make a general assignment for the benefit of creditors, or
C.	Be adjudicated bankrupt or insolvent; or
D.	Allow a receiver or trustee of the business to be appointed; or
E.	Fail to perform any part of this Agreement (except where such failure is excused under the terms of this Agreement) and upon written notice of such failure by the other party fail to either remedy the same within thirty (30) Days of such notice or fail to take reasonable steps within thirty (30) Days to remedy the same;
then, should any of events listed in A through E above occur, this Agreement may be terminated forthwith by written notice at the option of the other party with such other party retaining all its other rights and remedies at law or equity.
     Section 14.4 No waiver by either party of any breach by the other party of any of the terms of this Agreement shall be construed as a waiver of any subsequent breach, whether of the same or of a different term of Agreement.
ARTICLE XV
GOVERNMENT EDICTS
     Section 15.1 This Agreement is in all respects subject to all state and federal laws and all directives, regulations and orders issued or published by any state or federal boards, commission or agency, but nothing contained herein shall be construed as a waiver of any right to question or contest any such order, law, rule or regulation. The parties shall be entitled to regard all such laws, rules, regulations and orders as valid and may act in accordance therewith until such time as the same may be invalidated by final judgment in a court of competent jurisdiction.

ARTICLE XVI
FORCE MAJEURE
     Section 16.1 If either party is rendered unable by Force Majeure to carry out its obligations under this Agreement (other than the obligation to make payments of monies due hereunder), then that party shall give prompt written notice of the Force Majeure stating facts supporting such claim of inability to perform. Thereupon, the obligation to deliver or receive the quantities so affected shall be suspended during the continuation of an inability so caused, but for no longer period, but this Agreement shall otherwise remain unaffected. The party claiming Force Majeure shall use due diligence to remove the cause with all reasonable dispatch; provided, however, that this provision shall not require the settlement of strikes, lockouts, or other labor difficulty of the party involved, when such course is determined inadvisable by the party having the difficulty.
     Section 16.2 The term “Force Majeure,” as employed herein, shall include strikes, lockouts, or other industrial disturbances; wars, sabotage, blockades, insurrections, or acts of the public enemy; epidemics, landslides, lightning, earthquakes, tornadoes, fires, storms, floods, washouts, or other acts of God; arrests or restraints of governments and people; compliance (voluntary or involuntary) with federal, state or local laws, rules or regulations, permits, acts, orders, directives, requisitions, or requests of any official or agency of the federal, state, or local governments; rationing of, shortages of, or inability to obtain or use any material or equipment; riots or civil disturbances, fires, explosions, failures, disruptions, breakdowns, or accidents to machinery, facilities, or lines of pipe (whether owned, leased or rented); the testing, making repairs, alterations, enlargements or connections to machinery, facilities, or lines of pipe (whether owned, leased or rented); the necessity to not operate, or to reduce the operation of, equipment to protect the safety of the public and/or environment; freezing of lines; embargoes, priorities, expropriation, or condemnation by government or governmental authorities; interference by civil or military authorities; any inability to either tender NGLs or exchange Products that is caused by pipeline prorationing, and any cause which is not reasonably within the control of the party, or its Affiliates, claiming suspension.
ARTICLE XVII
INTERPRETATION
     Section 17.1 This Agreement sets forth the final and complete agreement between the parties with respect to this subject matter and supersedes all prior contracts, understandings, negotiations and dealings between the parties with respect to this subject matter. No modification of, addition to, or waiver of any of the terms of this Agreement shall be binding upon either party unless in writing and signed by an authorized representative of such party, nor shall any such waiver constitute a continuing waiver unless expressly provided in writing by the party to be charged with such waiver. Neither course of performance, nor course of dealing, nor usage of trade shall be used to qualify, explain or supplement any of the terms of this Agreement. This Agreement shall be governed exclusively according to the laws of the State of Oklahoma without giving effect to its principles regarding conflicts of laws.

ARTICLE XVIII
ASSIGNMENT
     Section 18.1 The rights and obligations of this Agreement shall bind and inure to the respective successors and assigns of the parties hereto. However, any assignment or attempted assignment, except to an Affiliate, shall be void without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, delayed or denied except for reasons which may include, but not be limited to the creditworthiness of the assignee. Customer further agrees that it and its Affiliates will not sell or assign their interest in the NGLs subject to this Agreement or processed in the Dedicated Plants unless (i) they first obtain Processor’s prior written consent to such sale or assignment, which shall not be unreasonably withheld or delayed; (ii) contemporaneously with such sale or assignment, this Agreement is assigned to such assignee; and (iii) the buyer or assignee agrees, in a writing executed by an authorized representative of the buyer or assignee and delivered to Processor, that the NGLs so sold or assigned shall be bound by, and subject to this Agreement. If a Dedicated Plant(s) is transferred, assigned, conveyed or otherwise disposed of, this Agreement shall be deemed a separate agreement covering the particular Dedicated Plant(s) so transferred, assigned, conveyed or otherwise disposed of.
ARTICLE XIX
CREDIT
     Section 19.1 Either party may, from time to time, demand different terms of payment, assurance of payment, assurances of performance, or other credit terms whenever such party reasonably determines, in its sole discretion, that a material adverse change in the delivering party’s financial condition so warrants, or in the event either party grants or attempts to grant to any third party a security interest or lien in the NGLs or Products to be delivered and exchanged hereunder. In any such event, and upon written notice specifying the event or events warranting the change in terms of payment or of credit, assurance of payment, or assurances of performance, the party may withhold exchange or delivery or refuse acceptance of deliveries pending agreement to and performance of the revised terms, including, but not limited to, (i) prepayment, (ii) cash on delivery, and/or (iii) the posting of an appropriate bond, irrevocable letter of credit or other security to secure the other party’s obligations hereunder in a form and from an institution satisfactory to the party withholding performance. If the party in question refuses to give adequate assurance of due or future performance or payment upon demand therefor, the party demanding such assurance may treat such failure or refusal as a repudiation of this Agreement as to that portion not yet performed in addition to any other remedy it may have at law or at equity. In the event that a party fails to make payment when due, files or has filed against it a petition or complaint in bankruptcy, insolvency or receivership (defaulting party) the party to whom such payment is owed (nondefaulting party) shall be authorized to sell any NGLs or Products, as the case may be, the custody to which were theretofore transferred to the nondefaulting party by the defaulting party (such as linefill, exchange imbalances, and NGLs received but not yet redelivered) and to setoff and apply the proceeds from such sale to the extent necessary to cover the nondefaulting party’s damages resulting from the defaulting party’s failure to make payment or otherwise perform as herein contemplated; and to the extent of the application of the proceeds from such sale to the nondefaulting party’s damages, the nondefaulting party shall be discharged from its obligation to deliver or redeliver NGLs or Products to the defaulting party. Any proceeds from such sale over and above the nondefaulting party’s damages shall be paid to the defaulting party.

ARTICLE XX
PROCESSOR’S SYSTEM SHUTDOWN
     Section 20.1 If, in the sole discretion of Processor, the continued operation of a portion of, or all, of Processor’s system becomes uneconomic, then Processor shall have the right to shut down such uneconomic portion of its system with at least a one (1) Year prior written notice to Customer. For purposes of this Article, “Processor’s system” includes all NGL pipelines, fractionation facilities, loading or unloading facilities, or other physical facilities utilized in the performance of this Agreement. If Processor so notifies Customer and shuts down all or a portion of Processor’s system, and declines to accept NGLs from a particular Dedicated Plant or Dedicated Plants, then such Dedicated Plant or such Dedicated Plants shall be released from this Agreement effective on the date that Processor so declines to accept NGLs from such Dedicated Plant or Dedicated Plants.
ARTICLE XXI
MISCELLANEOUS
     Section 21.1 Headings, Articles and Sections. All references to “Articles” and “Sections” herein pertain to Articles and Sections of this Agreement, unless expressly stated otherwise. Headings are for purposes of reference only and shall not be used to construe the meaning of this Agreement.
     Section 21.2 No Third Party Beneficiary. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and shall not inure to the benefit of any other person whomsoever, it being the intention of the parties that no third parties, other than Affiliates of the parties hereto, shall be deemed a third party beneficiary of this Agreement or otherwise have any rights hereunder.
     Section 21.3 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under the present or future laws effective during the term of this Agreement, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a provision similar in terms to such illegal, invalid, or unenforceable provision as may be possible and as may be legal, valid, and enforceable. If a provision of this Agreement is or becomes illegal, invalid, or unenforceable in any jurisdiction, the foregoing event shall not affect the validity or enforceability in that jurisdiction of any other provision of this Agreement nor the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.
     Section 21.4 Setoffs and Counterclaims. Except as otherwise provided herein, each party reserves to itself all rights, offsets, setoffs, counterclaims, and other remedies and/or defenses which that party is or may be entitled to arising from or out of this Agreement or as otherwise provided by law.
     Section 21.5 No Partnership or Association. Nothing contained in this Agreement shall be construed to create an association, trust, partnership, principal./agent, joint enterprise, or joint venture relationship or impose a trust, fiduciary or partnership duty, obligation, or liability on or with regard to either party. The parties are independent contractors only.
     Section 21.6 No Commissions, Fees or Rebates. Except as expressly authorized by this Agreement, no director, employee or agent of either party shall give or receive any commission, fee, rebate, gift or entertainment of significant cost or value in connection with this Agreement. Any representative or representative(s) authorized by either party may audit the applicable records of the other party for the purpose of determining whether there has been compliance with this Section.
     Section 21.7 Joint Action. The parties acknowledge and agree that the language used in this Agreement shall be deemed to be chosen by the joint action of the parties hereto to express their mutual intent, and no rule of strict construction against any one party shall be applied hereto.
     Section 21.8 Safe Handling. Processor reserves the right, in its sole discretion to (i) reject any trucks, pipelines, or storage facilities presented or suggested by Customer for loading/unloading which would present an unsafe or potentially unsafe situation, and (ii) refuse to load/unload, transfer, or handle any NGLs or Product under any conditions it deems unsafe or potentially unsafe, which is caused by, including without limitation, drivers, personnel, equipment, procedures, and/or weather conditions.
     Section 21.9 Processor’s Safety Regulations. With regards to NGLs or Products delivered to or from Processor’s facilities, Customer agrees that it and its customers, agents and employees will comply with Processor’s safety regulations and rules when on Processor’s premises. Customer shall indemnify, defend and hold Processor harmless from and against any and all liability occurring from or arising out of any non-compliance with such safety regulations and rules or the negligence of Customer, its agents or customers. Processor shall have the right to require Customer, its agents and/or customers to execute an access agreement with Processor for truck loading.
     Section 21.10 Use of Products. Customer acknowledges the hazards associated with the handling, storage, transportation, use, misuse, disposal or subsequent processing (the “Use”) of the Products and assumes the responsibility of advising those of its employees, agents, contractors, and customers, who shall use, work or come in contact with the Products, of the hazards to human health or human or environmental safety, whether such Products are used singly or in combination with other substances or in any processes or otherwise. Customer shall indemnify, defend and hold Processor harmless from and against any and all liability occurring from or arising out of a breach of Customer’s obligations under this Section and from and against claims, demands or cause of action for personal injury, damage to the environment or property arising from or attributable to Customer’s Use of the Products.

     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement in duplicate originals as of date first set forth above.

CUSTOMER:		PROCESSOR:

ONEOK TEXAS FIELD SERVICES, L.P.		ONEOK HYDROCARBON, L.P.

By: ONEOK Field Services Company, its general partner		By: ONEOK Hydrocarbon GP, L.L.C., its general partner

By:	/s/ John W. Gibson	By:	/s/ John W. Gibson

Printed Name:	John W. Gibson	Printed Name:	John W. Gibson
Title:	President	Title:	President

APPENDIX 1
An example of the computations for Fuel Gas Cost and electric power adjustments.

	BASE RATE	CURRENT[1]
Base Exchange Differential/Bbl.	$1.2180	To be determined/Bbl.

Fractionator Costs:

Fuel Gas Cost	$1.80	$2.0000 /MMBtu[2]
Electrical	$0.0350	$0.0380 /KWH[3]

Medford Gathering Costs:

Electrical	$0.0620	$0.0650 /KWH[3]

Efficiency Levels for Fuel and Electrical:

Fuel Gas Cost	Frac. Electrical:	Gathering, Electrical:
.081 MMBtu/Bbl.	2.24 KWH/Bbl.	.392 KWH/Bbl.

Computation of Monthly Escalation Adjustment:

Fuel Gas Cost:
0.081	X	$4.00	-	$1.80	=	$0.1782

Medford Electrical Cost:
2.24	X	$0.0380	-	$0.0350	=	$0.0067

Medford Gath. Electrical Cost:
0.392	X	$0.0650	-	$0.0620	=	$0.0012

Total Escalation Adjustment						$.18619
Base Exchange Differential						$1.2180

Adjusted Base Exchange Differential						$1.4041

Total Payable[4]						$1.404	1/BBL

[1]	“Current” is inserted for illustrative purposes only, and is the hypothetical actual cost for the prior Month.

[2]	Fuel Gas Cost for the preceding Month.

[3]	Actual electrical cost for the preceding Month.

4.	Greater of the Base Exchange Differential or the Adjusted Base Exchange Differential.

EXHIBIT “A”
SPECIFICATIONS

			Test
80/20 ETHANE/PROPANE MIX	Minimum	Maximum	Procedure
Ethane Content (Liquid Volume %)	75%	82%

Composition (Liquid Volume %)			ASTM D-2163

Propane	11.5%	25%
Methane and Lighter		1.5%
Ethylene		4.0%
Butane and Heavier		0.5%
Propylene		1.0%

Carbon Dioxide, ppm (Weight)		1,000	ASTM D-2505

Total Sulfur, ppm (Weight)		30	ASTM D-2784

Corrosiveness, copper strip at 100[o] F		No. 1	ASTM D-1838

EXHIBIT “B”
SPECIFICATIONS
HD5 Propane
Definition — Predominately a liquefiable hydrocarbon with three carbon atoms per molecule.

	Test Method	Standard Units
Specification Point	(latest issue)	Delivery
(1) Vapor Pressure:	ASTM D-1267
At 100[o] F psig, maximum		208

(2) Volatility;	ASTM D-1837
Temperature at 95% evaporated, F, maximum		-37

(3) Residual Matter:	ASTM D-2158
Residue on evaporation, 100[o] F, m1, maximum		0.05
Oil stain observed		Pass

(4) Composition: (Liquid Volume %)	ASTM D-2163
Propane, minimum		90.0
Propylene, maximum		5.0
Butane, maximum		2.5

(5) Corrosion:	ASTM D-1838
Copper strip at 100[o] F		No. 1

(6) Total Sulfur:	ASTM D-2784
PPM by weight, maximum		123

(7) Hydrogen Sulfide:	ASTM D-2420	Pass

(8) Dryness:	ASTM D-2713
Freeze Valve, seconds, minimum		60

EXHIBIT “C”
SPECIFICATIONS
Iso Butane I-Grade
Conway, Kansas
Definition — Predominately an isomer of normal butane.

	Test Method	Standard Units
Specification Point	(latest issue)	Delivery
(1) Vapor Pressure:	ASTM D-1267
At 100° F psig, minimum		56.0
at 100° F psig, maximum		60.0

(2) Volatility:	ASTM D-1837
Temperature at 95% evaporated, F, maximum		16

(3) Composition: (Liquid Volume %)	ASTM D-2163
Iso Butane, minimum		95.0
Propane, maximum		3.0
Normal Butane, maximum		5.0

(4) Corrosion:	ASTM D-1838
Copper strip at 100° F		No. 1

(5) Volatile Sulfur:	ASTM D-2784
PPM by weight, maximum		93

(6) Hydrogen Sulfide:	ASTM D-2420	Pass

(7) Dryness:	Inspection
Free Water		None

EXHIBIT “D”
SPECIFICATIONS
Normal Butane D-Grade
Conway, Kansas

	Test Method	Standard Units
Specification Point	(latest issue)	Delivery
(1) Vapor Pressure:	ASTM D-1267
At 100° F psig, minimum		36.0
at 100° F psig, maximum		38.0

(2) Volatility:	ASTM D-1837
Temperature at 95% evaporated, F, maximum		36

(3) Composition: (Liquid Volume %)	ASTM D-2163
Normal Butane, minimum		95.0
Iso Butane, maximum		4.0
Pentanes and Heavier, maximum		2.0
Propane, maximum		1.0

(4) Corrosion:	ASTM D-1838
Copper strip at 100° F		No. 1

(5) Volatile Sulfur:	ASTM D-2784
PPM by weight, maximum		93

(6) Hydrogen Sulfide:	ASTM D-2420	Pass

(7) Dryness:	Inspection
Free Water		None

(8) Olefins	Gas Chromatography 10,000 (1%)
PPM by weight, maximum

EXHIBIT “E”
SPECIFICATIONS
14# Natural Gasoline
M-Grade

Definition—	Predominately a mixture of liquefiable hydrocarbons with five to ten carbon atoms per molecule.

	Test Method	Standard Units
Specification Point	(latest issue)	Delivery
(1) Vapor Pressure: (Reid)	ASTM D-323
At 100[o] F psig, minimum		12.0
at 100[o] F psig, maximum		14.0

(2) Distillation:	ASTM D-216
25% evaporated temp. [o]F, minimum		140
90% evaporated temp. [o]F, minimum		275
End point temp. [o]F, maximum		375

(3) Composition: (Liquid Volume %)	ASTM D-2597
Hexanes and Heavier, maximum		50.0
Pentanes, minimum		40.0
Butanes, maximum		6.0
Propane, maximum		None

(4) Corrosion:	ASTM D-130
Copper strip at 100[o] F		No. 1

(5) Color:	ASTM D-156
Saybolt Number, minimum		+25

(6) Doctor Test:	GPA Publication 1138	Negative
	(latest edition)

(7) Dryness:	Inspection
Free Water		None

EXHIBIT “Y”
SPECIFICATIONS
DEMETHANIZED MIX
(NGLS)

		Standard Units
	Test Method	Receipt
Specification Point	(Latest Issue)	Specifications
1) Composition:
Carbon Dioxide	GPA Pub. 2177 (latest edition)	(See Note 1)
Methane, Maximum		(See Note 2)
Aromatics, Maximum		10.00
Olefins, Maximum	GPA Pub. 2186 (latest edition)	(See Note 3)

2) Vapor Pressure:
At 100[o]F, psig, Maximum	ASTM D-1267 (latest edition)	600

3) Corrosiveness:
Copper Strip at 100[o]F	ASTM D-1838 (latest edition)	No. 1

4) Total Sulfur:
PPM by Weight, Maximum	ASTM D-2784 (latest edition)	150 (WTPL spec)

5) Hydrogen Sulfide:
	ASTM D-2420 (latest edition)	Pass

6) Distillation:
End Point at 14.7, psia, [o]F, Maximum	ASTM D-216 (latest edition)	375
(See Note 4)

7) Color:
Saybolt Number, Minimum	ASTM D-156 (latest edition)	+25
(see Note 4)

8) Dryness:
Free Water	Inspection	None

9) Product Temperature:
Minimum temperature, [o]F		40
Product with 65 mole % or more Ethane, [o]F, Maximum		90
Product with less than 65 mole % Ethane, [o]F, Maximum		110
Note: 1 Carbon Dioxide Maximum is 2.5 L.V.% of the Ethane content.
Note: 2 Methane Maximum is the greater of .5 L.V.% of the total components excluding N2 and CO2 or 1.5 L.V.% of the Ethane.
Note: 3 Olefin Maximum is 1.0 L.V.% (10,000 ppmw) of the total stream, C4 Olefin Maximum is .1 L.V.% (1,000 ppmw) of the Normal Butane content.
Note: 4 Distillation and Color to be run on that portion of the mixture having a boiling point of 70oF and above at atmospheric pressure.
Note: 5 Product shall be commercially free from sand, dust, gums, gum-producing substances, oil, glycol, inhibitors, amine, any other contaminants, or any compound added to the product to enhance the ability to meet these specifications, and other impurities which may be injurious to the Processor’s property or the property of third parties, or may interfere with its transmission through the pipeline.